Exhibit 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
NEWS RELEASE

EXHIBIT 99.1 FOR RELEASE AT 5:30 AM PDT APRIL 30, 2010

CHEVRON REPORTS FIRST QUARTER NET INCOME OF $4.6 BILLION,
UP FROM $1.8 BILLION IN FIRST QUARTER 2009
•	Upstream earnings of $4.7 billion increase $3.3 billion on higher prices for crude oil and higher production

•	Net oil-equivalent production rises about 5 percent from year ago due mainly to ramp-up of new projects
     SAN RAMON, Calif., April 30, 2010 — Chevron Corporation (NYSE: CVX) today reported earnings of $4.55 billion ($2.27 per share — diluted) for the first quarter 2010, compared with $1.84 billion ($0.92 per share — diluted) in the 2009 first quarter. Results in the 2009 period included gains of approximately $400 million ($0.20 per share) from downstream asset sales. Foreign-currency effects reduced earnings in the 2010 quarter by $198 million, compared with a reduction of $54 million a year earlier. Earnings in the first quarter 2010 include charges of $175 million ($0.09 per share) associated with employee reductions in the downstream businesses and corporate staffs.
     Sales and other operating revenues in the first quarter 2010 were $47 billion, up from $35 billion in the year-ago period due mainly to higher prices for crude oil, natural gas and refined products.
     The activities reported in Chevron’s upstream and downstream operating segments have changed effective January 1, 2010, as detailed in the footnote to the Earnings Summary table.
Earnings Summary

	Three Months Ended
	March 31
Millions of Dollars	2010	2009

Earnings by Business Segment (1)
Upstream	$4,724	$1,378
Downstream	196	753
All Other	(368)	(294)

Total (2) (3)	$4,552	$1,837

(1) Chemicals, previously reported as a separate business segment, is included in the downstream segment. In addition, the company’s significant upstream-enabling operations, primarily a gas-to-liquids project and major international export pipelines, have been reclassified from the downstream segment to the upstream segment. Prior period information has been revised to conform to the 2010 presentation.

(2) Includes foreign currency effects	$(198)	$(54)
(3) Net income attributable to Chevron Corporation (See Attachment 1)
     “Our first quarter performance was very strong, and our strategy to invest in high-quality, upstream growth assets is paying off,” said Chairman and CEO John Watson. “Current quarter earnings
- MORE -

and cash flows benefitted significantly from higher prices for crude oil and natural gas. In addition, net oil-equivalent production for the first quarter of this year was 5 percent higher than a year ago, largely due to the ramp up from our major capital projects and strong performance in our mature business operations.”
     Watson also commented on the strength of Chevron’s deepwater U.S. Gulf of Mexico development portfolio. He noted that “first oil” was achieved in first quarter 2010 at the Perdido project, which follows the company’s recent start-ups at its Tahiti and Blind Faith developments. In the quarter, Chevron also added to its exploration acreage in the Gulf of Mexico through successful bids in a recent lease sale and commenced exploratory drilling operations with a second ultra-deepwater drillship.
     Watson continued, “In the downstream, sales margins for refined petroleum products remain weak.” Watson added that the company is progressing the restructuring plans for the downstream business.
UPSTREAM
     Worldwide net oil-equivalent production was 2.78 million barrels per day in the first quarter 2010, up 120,000 barrels per day from 2.66 million barrels per day in the 2009 first quarter. The increase was primarily driven by new production from major project start-ups and ramp-ups in the United States, Nigeria and Angola, and expansion of capacity at Tengiz in Kazakhstan.
     U.S. Upstream

	Three Months Ended
	March 31
Millions of Dollars	2010	2009

Earnings	$1,156	$27

     U.S. upstream earnings of $1.16 billion in the first quarter of 2010 were up $1.13 billion from a year earlier, due to sharply higher crude-oil and natural-gas realizations, and increased liquids production in the first quarter 2010.
     The company’s average sales price per barrel of crude oil and natural gas liquids was approximately $71 in the 2010 quarter, compared with $36 a year ago. The average sales price of natural gas was $5.29 per thousand cubic feet, up from $4.14 in last year’s first quarter.
     Net oil-equivalent production of 734,000 barrels per day in the first quarter 2010 was up 63,000 barrels per day, or about 9 percent, from a year earlier. The increase was primarily associated with new production, mostly from the start-up of the Tahiti Field in second quarter 2009 and ramp-up of the Blind Faith Field, which began production in late 2008, along with the restoration of volumes that were offline in the first quarter 2009 due to hurricanes in the Gulf of Mexico. The net liquids component of production was up 15 percent to 505,000 barrels per day in the first quarter 2010 while net natural-gas production of 1.38 billion cubic feet per day was unchanged between periods.
- MORE -

     International Upstream

	Three Months Ended
	March 31
Millions of Dollars	2010	2009

Earnings*	$3,568	$1,351

*Includes foreign currency effects	$(102)	$34
     International upstream earnings of $3.57 billion increased $2.22 billion from the first quarter 2009 due mainly to the impact of higher prices and sales volumes for crude oil and natural gas, and various tax benefits.
     The average sales price for crude oil and natural gas liquids in the 2010 quarter was $70 per barrel, compared with $39 a year earlier. The average price of natural gas was $4.61 per thousand cubic feet, up from $4.21 in last year’s first quarter.
     Net oil-equivalent production of 2.05 million barrels per day in the first quarter 2010 increased 3 percent, or 57,000 barrels per day, from a year ago. The increase included approximately 115,000 barrels per day associated with the ramp-up of several major capital projects — the expansion at Tengiz in Kazakhstan, Agbami in Nigeria, and Tombua-Landana and Mafumeira Norte in Angola. The absence of the first quarter 2009 OPEC production curtailments was more than offset by the impact in first quarter 2010 of higher prices on certain production-sharing and variable-royalty agreements. The net liquids component of production increased about 3 percent from a year ago to 1.43 million barrels per day and net natural gas production was up about 2 percent to 3.72 billion cubic feet per day.
DOWNSTREAM
     U.S. Downstream

	Three Months Ended
	March 31
Millions of Dollars	2010	2009

Earnings	$82	$136

     U.S. downstream earned $82 million in the first quarter 2010, compared with earnings of $136 million a year earlier. The decline was primarily due to lower refined products sales margins and charges related to employee reductions. These declines were partially offset by higher earnings from chemical operations, primarily from the 50 percent-owned Chevron Phillips Chemical Company LLC.
     Refinery crude-input of 889,000 barrels per day in the first quarter 2010 decreased 49,000 barrels per day from the year-ago period primarily due to weak demand for refined products and a planned shutdown at the company’s refinery in Richmond, California.
     Refined-product sales of 1.35 million barrels per day were down 54,000 barrels per day from the first quarter 2009, mainly due to lower jet fuel and fuel oil sales. Branded gasoline sales decreased 5 percent to 581,000 barrels per day due mainly to lower demand.
- MORE -

     International Downstream

	Three Months Ended
	March 31
Millions of Dollars	2010	2009

Earnings*	$114	$617

*Includes foreign currency effects	$(98)	$(59)
     International downstream earned $114 million in the first quarter 2010, compared with earnings of $617 million a year earlier. The decline was due mainly to the absence of 2009 gains from asset sales and 2010 charges for employee reductions.
     Refinery crude-input of 992,000 barrels per day was essentially unchanged from the first quarter of 2009. Total refined-product sales of 1.7 million barrels per day in the 2010 first quarter were 12 percent lower than a year earlier, due mainly to asset sales in certain countries in Africa and Latin America since the first quarter of last year. Excluding the impact of 2009 asset sales, sales volumes were down 5 percent between periods mainly due to reduced trading activities in Europe.
ALL OTHER

	Three Months Ended
	March 31
Millions of Dollars	2010	2009

Net Charges*	$(368)	$(294)

*Includes foreign currency effects	$2	$(29)
     All Other consists of mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels, and technology companies.
     Net charges in the first quarter 2010 were $368 million, compared with $294 million in the year-ago period. This increase between periods is primarily due to higher corporate tax expense and the effects of charges related to reductions in corporate staffs. Foreign-currency effects reduced net charges by $2 million in the 2010 quarter, compared with a $29 million increase in net charges last year.
CAPITAL AND EXPLORATORY EXPENDITURES
     Capital and exploratory expenditures in the first quarter 2010 were $4.4 billion, compared with $6.5 billion in 2009. The amounts included approximately $298 million in 2010 and $285 million in 2009 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Outlays in the 2009 quarter included $2 billion for the extension of an upstream concession. Expenditures for upstream projects represented approximately 90 percent of the companywide total in the first quarter 2010.
# # #
NOTICE
     Chevron’s discussion of first quarter 2010 earnings with security analysts will take place on Friday, April 30, 2010, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors”
- MORE -

section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.
     Chevron will post selected second quarter 2010 interim performance data for the company and industry on its Web site on Monday, July 12, 2010, at 2:00 p.m. PDT. Interested parties may view this interim data at www.chevron.com under the “Investors” section.
CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude-oil and natural-gas prices; changing refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude-oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude-oil and natural-gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude-oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 30 through 32 of the company’s 2009 Annual Report on Form 10-K. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

Attachment 1
CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME	Three Months
(unaudited)	Ended March 31
	2010	2009
REVENUES AND OTHER INCOME
Sales and other operating revenues *	$46,741	$34,987
Income from equity affiliates	1,235	611
Other income	203	532

Total Revenues and Other Income	48,179	36,130

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	27,144	20,400
Operating, selling, general and administrative expenses	5,631	5,323
Exploration expenses	180	381
Depreciation, depletion and amortization	3,082	2,867
Taxes other than on income *	4,472	3,978
Interest and debt expense	20	8

Total Costs and Other Deductions	40,529	32,957

Income Before Income Tax Expense	7,650	3,173
Income tax expense	3,070	1,319

Net Income	$4,580	$1,854
Less: Net income attributable to noncontrolling interests	28	17

NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$4,552	$1,837

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$2.28	$0.92
- Diluted	$2.27	$0.92
Dividends	$0.68	$0.65

Weighted Average Number of Shares Outstanding (000’s)
- Basic	1,994,983	1,991,128
- Diluted	2,004,217	1,999,509
* Includes excise, value-added and similar taxes.	$2,072	$1,910

Attachment 2
CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars)
(unaudited)

	Three Months
EARNINGS BY MAJOR OPERATING AREA	Ended March 31
	2010	2009
Upstream
United States	$1,156	$27
International	3,568	1,351

Total Upstream	4,724	1,378

Downstream
United States	82	136
International	114	617

Total Downstream	196	753

All Other (1)	(368)	(294)

Total (2)	$4,552	$1,837

SELECTED BALANCE SHEET ACCOUNT DATA	Mar. 31, 2010	Dec. 31, 2009
Cash and Cash Equivalents	$7,376	$8,716
Time Deposits (3)	$3,695	$—
Marketable Securities	$84	$106
Total Assets	$168,932	$164,621
Total Debt	$10,385	$10,514
Total Chevron Corporation Stockholders’ Equity	$95,349	$91,914

	Three Months
	Ended March 31
	2010	2009
CAPITAL AND EXPLORATORY EXPENDITURES (4)
United States
Upstream	$853	$1,025
Downstream	272	398
Other	34	69

Total United States	1,159	1,492

International
Upstream	3,029	4,742
Downstream	194	231
Other	—	1

Total International	3,223	4,974

Worldwide	$4,382	$6,466

(1)   Includes mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies.

(2) Net Income Attributable to Chevron Corporation (See Attachment 1)

(3) Bank time deposits with maturities greater than 90 days, effective beginning first quarter 2010

(4) Includes interest in affiliates:

United States	$83	$40
International	215	245

Total	$298	$285

Attachment 3
CHEVRON CORPORATION — FINANCIAL REVIEW

	Three Months
	Ended March 31
	2010	2009
OPERATING STATISTICS (1)
NET LIQUIDS PRODUCTION (MB/D): (2)
United States	505	441
International	1,428	1,385

Worldwide	1,933	1,826

NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,378	1,379
International	3,723	3,642

PER-SHARE OF COMMON STOCK	5,101	5,021

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	734	671
International	2,049	1,992

Worldwide	2,783	2,663

SALES OF NATURAL GAS (MMCF/D):
United States	6,006	6,374
International	4,117	4,257

Worldwide	10,123	10,631

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	160	151
International	102	116

Worldwide	262	267

SALES OF REFINED PRODUCTS (MB/D):
United States	1,349	1,403
International (5)	1,725	1,960

Worldwide	3,074	3,363

REFINERY INPUT (MB/D):
United States	889	938
International	992	985

Worldwide	1,881	1,923

(1) Includes interest in affiliates.

(2) Includes: Canada — Synthetic Oil	23	25

Venezuela Affiliate — Synthetic Oil	30	28

(3) Includes natural gas consumed in operations (MMCF/D):

United States	67	59
International	490	493

(4)   Net oil-equivalent production is the sum of net liquids production, net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	543	489